Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 21, 2020, relating to the financial statements of ZTO Express (Cayman) Inc. and the effectiveness of ZTO Express (Cayman) Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2019. We also consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated September 11, 2020 relating to the financial statements of ZTO Express (Cayman) Inc., appearing in the ZTO Express (Cayman) Inc.’s Current Report on Form 6-K dated September 11, 2020.We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China

September 11, 2020